Exhibit 1.01
CONFLICT MINERALS REPORT OF
Traeger, Inc.
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2023

I.INTRODUCTION
This Conflict Minerals Report (“CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers if they manufacture or contract to manufacture products that contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, “3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of Congo (“DRC”) and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia (together with the DRC, the “Covered Countries”).
Traeger, Inc. (“Traeger”, “we”, “us”, “our”) contracts to manufacture products, including grilling equipment and accessories, for which we have determined 3TG are likely necessary to product functionality and/or production. We have reason to believe that some of these 3TG may have originated in the Covered Countries and are not solely from recycled or scrap sources. Below, we describe the measures we have taken to exercise due diligence on the source and chain of custody of those 3TG.

II.OVERVIEW OF PROGRAM
We value responsible sourcing and manufacturing practices and strive to work with manufacturing partners who share these values. To this end, we communicate with our direct suppliers on our expectations and, specifically regarding 3TG, have adopted a Conflict Minerals Policy available with our governance documents at: https://s28.q4cdn.com/548097921/files/doc_downloads/governance/2024/05/Traeger-Conflict-Minerals-Policy-2024.pdf.
We also engage in due diligence, described further below, regarding such 3TG in our supply chain. However, pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, we make no conclusion regarding whether any of our products are “DRC Conflict Free”.
III.DUE DILIGENCE MEASURES
Traeger has leveraged the five-step frameworks set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”) in designing its due diligence with respect to the source and chain of custody of 3TG contained in our products. The headings below reflect those used in the OECD Guidance for each of the five steps.
Step 1 – “Establish Strong Company Management Systems”
We have a cross-functional team that is responsible for our 3TG compliance program, including members of our legal and procurement teams. As described above, we also have adopted a Conflict Minerals Policy, which is available on our website.
Our 3TG compliance program leverages the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”). Related business records for such diligence will be maintained in keeping with our standard business records practices.
We also maintain a hotline, where both internal and external stakeholders can confidentially communicate concerns, including regarding 3TG issues.
Step 2 – “Identify and Assess Risk in the Supply Chain”
For 2023, we sent requests to 82 Tier 1 suppliers to provide us with a completed CMRT. After follow-ups, we ultimately received CMRTs from 80 of these suppliers. While this was a high-level of response for our initial CMRT outreach, the quality of responses varied between suppliers; some did not list any smelters or refiners and some provided information at the company (rather than product) level. We evaluated the responses received to compile both (a) the countries of origin and (b) the identified smelters or refiners (“SORs”) in our supply chain for 3TG. This list of SORs is then assessed against RMI’s list of facilities conformant under the RMI’s Responsible Minerals Assurance Process (“RMAP”).

Step 3 – “Design and Implement a Strategy to Respond to Identified Risks”
Our 3TG compliance team reviews the findings of this assessment and may escalate these findings to the extent deemed appropriate. Our risk mitigation strategy allows for a flexible response depending on the risks identified and we may continue the trade relationship with a supplier whose due diligence needs improvement while such supplier improves its compliance program.
Step 4 – “Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain”
As discussed above, we use and rely on information made available through RMI to determine whether SORs are conformant with the RMAP.
Step 5 – “Report on Supply Chain Due Diligence”
We file a Form SD and CMR with the Securities and Exchange Commission and make the CMR available on our website.
IV.FUTURE STEPS

We will continue to communicate our expectations regarding responsible sourcing, including as regards 3TG. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake further diligence to the extent we determine necessary.
We also expect to take the following steps:
•Review our Conflict Minerals Policy and update, if necessary.
•Continue to collect responses from suppliers using the CMRT.
•Review our outreach to our supply chain and engage to improve the availability and quality of information regarding 3TG sourcing, including smelter information from suppliers who did not provide such information this year and more product-level information from suppliers who reported at the company-level.
•Encourage responsible sourcing, including with 3TG, as part of our overall sustainability efforts.
V.SMELTERS AND REFINERS
We identified 402 SORs from which suppliers providing completed CMRTs to Traeger indicated they source 3TG. The SORs in these CMRTs may have included those that are not in our supply chain due to overinclusiveness in the information received from their own suppliers, certain suppliers reporting at the company- instead of the product-level, or otherwise. Information on their conformance status is provided below, based on data from RMI as of May 8, 2024:

Mineral	# of SORs	# RMI “Conformant”	# RMI “Active”	# Neither RMI “Conformant” or “Active”
Tantalum	44	37	0	7
Tin	105	68	2	35
Tungsten	66	32	0	34
Gold	187	90	2	95
VI.IMPORTANT NOTES AND SAFE HARBOR
Certain statements in this Conflict Minerals Report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Annual Report on Form 10-K may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-K. We disclaim any obligation to update this Conflict Minerals Report and related forward-looking statements, whether as a result of developments occurring after the date of this document or otherwise, except as required by law.
Additionally, the statements herein are based on the activities performed to date in good faith by Traeger and are based on the infrastructure and information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, quality or availability of supplier or smelter data, errors or omissions by suppliers or smelters, evolving identification of smelters, incomplete information from industry or other third-party sources, continuing guidance from the SEC, and other issues
Finally, references to documents and websites herein are provided for convenience and are explicitly not incorporated by reference.